                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Revised Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        CATELLUS DEVELOPMENT CORPORATION
                (Name of Registrant as Specified in its Charter)

                        CATELLUS DEVELOPMENT CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1) Title of each class of securities to which transaction applies:

       2) Aggregate number of securities to which transaction applies:

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

       4) Proposed maximum aggregate value of transaction:

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1) Amount Previously Paid:  $125

       2) Form, Schedule or Registration Statement No.:  Definitive 14A

       3) Filing Party:  Catellus Development Corporation

       4) Date Filed:  April 14, 1994

                             [CATELLUS LETTERHEAD]

                        CATELLUS DEVELOPMENT CORPORATION
                               201 MISSION STREET
                        SAN FRANCISCO, CALIFORNIA 94105

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Catellus Development Corporation which will be held at the Bank of America, Giannini Auditorium, 555 California Street, San Francisco, California on Thursday, June 23, 1994, at 10:00 a.m. (local time).

     At the Annual Meeting, stockholders will be asked to elect directors, to amend the Company's Amended and Restated Executive Stock Option Plan and to approve the issuance of Common Stock upon conversion of the Company's $3.625 Series B Cumulative Convertible Exchangeable Preferred Stock. Information about these matters is contained in the attached Proxy Statement.

     The Company's management would greatly appreciate your attendance at the Annual Meeting. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS MOST IMPORTANT THAT YOUR SHARES BE REPRESENTED. Accordingly, please sign, date and return the enclosed proxy card which will indicate your vote upon the matters to be considered. If you do attend the meeting and desire to vote in person, you may do so by withdrawing your proxy at that time.

     I sincerely hope you will be able to attend the Annual Meeting and look forward to seeing you on June 23, 1994.

                                            Sincerely,

                                            VERNON B. SCHWARTZ
                                            Chairman, President and Chief
                                              Executive Officer
May 2, 1994

                        CATELLUS DEVELOPMENT CORPORATION
                               201 MISSION STREET
                        SAN FRANCISCO, CALIFORNIA 94105

                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 23, 1994
                         ------------------------------

     The Annual Meeting of Stockholders of Catellus Development Corporation (the "Company") will be held on Thursday, June 23, 1994, at 10:00 a.m. (local time) at the Bank of America, Giannini Auditorium, 555 California Street, San Francisco, California for the following purposes:

     (1) To elect eleven directors;

     (2) To vote upon a proposal to amend the Company's Amended and Restated Executive Stock Option Plan (the "Executive Plan");

     (3) To vote upon a proposal to approve the issuance of Common Stock upon conversion of the Company's $3.625 Series B Cumulative Convertible Exchangeable Preferred Stock; and

     (4) To transact such other business as may properly come before the Annual Meeting.

     Only stockholders of record at the close of business on April 29, 1994 will be entitled to notice of, and to vote at, the Annual Meeting or at any adjournment thereof. Each stockholder, even though he or she may presently intend to attend the Annual Meeting, is requested to sign and date the enclosed proxy card and return it without delay in the enclosed postage-paid envelope. Any stockholder present at the Annual Meeting may withdraw his or her proxy card and vote in person on each matter properly brought before the Annual Meeting.

     Please sign, date and mail the enclosed proxy card promptly in the enclosed envelope, so that your shares of stock may be represented at the meeting.

                                            By Order of the Board of Directors,

                                            Maureen Sullivan
                                            Secretary

May 2, 1994
San Francisco, California

                        CATELLUS DEVELOPMENT CORPORATION
                               201 MISSION STREET
                        SAN FRANCISCO, CALIFORNIA 94105

                         ------------------------------

                                PROXY STATEMENT
                         ------------------------------

                                    GENERAL

     This Proxy Statement is furnished to the stockholders of Catellus Development Corporation (the "Company") in connection with the solicitation of proxies for use at the Company's Annual Meeting of Stockholders to be held on Thursday, June 23, 1994 at 10:00 a.m. (local time) and at any adjournment thereof. The Annual Meeting of Stockholders will be held at the Bank of America, Giannini Auditorium, 555 California Street, San Francisco, California.

     This solicitation is being made on behalf of the Board of Directors of the Company, whose principal executive offices are located at 201 Mission Street, San Francisco, California 94105, telephone (415) 974-4500. This Proxy Statement, proxy card, Notice of Annual Meeting of Stockholders and the Company's 1993 Annual Report were first mailed to stockholders on or about May 2, 1994.

     The shares represented by any proxy in the enclosed form, if such proxy is properly executed and is received by the Company prior to or at the Annual Meeting, will be voted in accordance with the specifications made thereon. Proxies on which no specification has been made by the stockholder will be voted in favor of the nominees to the Board of Directors listed in this Proxy Statement and for each of the proposals described herein.

     Any shareholder may revoke his or her proxy at any time before it is voted at the Annual Meeting by giving written notice of such revocation to the Secretary of the Company at the address indicated above, which notice may be given by the filing of a duly elected proxy bearing a later date, or by attending the Annual Meeting and voting in person.

     Stockholders of record at the close of business on April 29, 1994 are entitled to notice of and to vote at the Annual Meeting. On April 29, 1994, the issued and outstanding voting securities of the Company consisted of 72,967,236 shares of Common Stock, each of which is entitled to one vote on all matters which may properly come before the Annual Meeting or any adjournment thereof and may properly be voted upon.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. The election of directors will require the affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy at the Annual Meeting. Adoption of the proposals described herein to amend the Executive Plan (the "Executive Plan Proposal") and to approve issuances of Common Stock on conversion of the Company's Series B Preferred Stock (the "Common Stock Proposal") will require the affirmative vote of a majority of the votes cast for each proposal provided that the total votes cast on each proposal represents over 50% in interest of all securities entitled to vote on the matter.

     The inspector of elections appointed by the Company will count all votes cast in person or by proxy at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted for a vote of the stockholders. As a result, abstentions will have the effect of being a vote against the Executive Plan Proposal and the Common Stock Proposal. If a broker or nominee indicates on its proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for general quorum purposes but will not be considered as present and entitled to vote with respect to that matter.

     The Company anticipates that Bay Area Real Estate Investment Associates L.P. ("BAREIA") and Olympia & York Developments Ltd. ("O&Y"), the Company's principal stockholders, will vote in favor of the Executive Plan Proposal and the Common Stock Proposal. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS -- Stockholders Agreement" and "ELECTION OF DIRECTORS -- Arrangements Regarding Nominees" for additional information concerning BAREIA and certain agreements relating to voting of shares by BAREIA and certain other entities.

     The cost of this proxy solicitation will be borne by the Company. Brokers and nominees should forward soliciting materials to the beneficial owners of the stock held of record by such persons. The Company will reimburse such persons for their reasonable forwarding expenses. In addition to the use of the mails, proxies may be solicited by directors, officers and regular employees of the Company, who will not receive additional compensation therefor, by personal contact or by telephone or other means of communication.

                             ELECTION OF DIRECTORS

     Eleven directors are to be elected to serve until the Company's next Annual Meeting of Stockholders and until their respective successors are elected and qualified. The following table presents information regarding each nominee to be presented by the Board of Directors for election as a director of the Company at the Annual Meeting. Each nominee has indicated his willingness to serve if elected, but if any nominee should become unable to serve, the proxies solicited hereby will be voted for the election of such other person or persons as the Board of Directors, acting in accordance with the BAREIA Agreement described below, shall select. The information below concerning each nominee has been furnished to the Company by such nominee.

                       NOMINEES FOR ELECTION AS DIRECTORS

                                                                                        YEAR
                                                                                       FIRST
                                                                                     ELECTED A
     NAME OF NOMINEE                    BUSINESS EXPERIENCE                  AGE      DIRECTOR
- - -------------------------  ----------------------------------------------    ----    ----------
Joseph F. Alibrandi......  Chairman since 1985, President, from 1970 to       65        1989
                           1985 and Chief Executive Officer since 1974,
                           of Whittaker Corporation (a diversified
                           company with business activities in the
                           aerospace field); Chairman since October 1991,
                           and Chief Executive Officer from October 1991
                           to October 1992, of BioWhittaker, Inc. (a
                           diversified company with business activities
                           in the biotechnology field). Also a director
                           of Whittaker Corporation, BioWhittaker, Inc.,
                           Jacobs Engineering Group, Santa Fe Pacific
                           Corporation, Bank of America NT & SA and
                           BankAmerica Corporation.
Darla Totusek Flanagan...  Managing Director of JMB Institutional Realty      36        1989
                           Advisors, Inc. (a real estate investment
                           management firm) since 1991. Prior to that,
                           Senior Vice President of JMB Realty
                           Corporation from 1987; with JMB Realty
                           Corporation from May 1983.
Gary M. Goodman..........  Senior Executive of Reichmann International        51        1989
                           L.P. since October 1993. Prior to that, Senior
                           Vice President of O&Y from 1981 to April 1993.
                           Also a director of Trilon Financial
                           Corporation.
Robert D. Krebs..........  Chairman, President and Chief Executive            51        1989
                           Officer of Santa Fe Pacific Corporation
                           ("SFP") (a holding company engaged in
                           transportation and natural resources) since
                           June 1988; formerly President and Chief
                           Executive Officer of SFP from July 1987. Prior
                           to that, President and Chief Operating Officer
                           of SFP. Also a director of SFP, Phelps Dodge
                           Corporation, Northern Trust Corporation, Santa
                           Fe Energy Resources, Inc., The Atchison,
                           Topeka and Santa Fe Railway Company ("ATSF")
                           and Santa Fe Pacific Pipelines, Inc.; Chairman
                           and Chief Executive Officer of ATSF since June
                           1989; President of ATSF since June 1991.
Judd D. Malkin...........  Chairman of JMB Realty Corporation (a real         56        1990
                           estate manager and owner) since 1971. Also a
                           director of Urban Shopping Centers, Inc.
Vernon B. Schwartz(1)....  Chairman, President and Chief Executive            43        1989
                           Officer and a Director of the Company since
                           December 1989. Prior to that, Executive Vice
                           President and Chief Operating Officer of The
                           Hahn Company (a commercial real estate
                           developer).
Joseph R. Seiger.........  Since 1973, Founding Partner, Vintage              51        1993
                           Properties (a residential and commercial real
                           estate developer).

                                                                                        YEAR
                                                                                       FIRST
                                                                                     ELECTED A
     NAME OF NOMINEE                    BUSINESS EXPERIENCE                  AGE      DIRECTOR
- - -------------------------  ----------------------------------------------    ----    ----------
Jacqueline R. Slater.....  Managing Director, Restructuring, Structured       41        1993
                           Finance and Securitization, Chemical Bank Real
                           Estate Finance. Senior Vice President of
                           Chemical Bank since 1983.
Thomas M. Steinberg......  Since September 1991, has managed and              37        (2)
                           supervised various investments for members of
                           the Laurence A. Tisch and Preston R. Tisch
                           Families. From June 1989 to August 1991, acted
                           as a real estate investor.
Tom C. Stickel...........  Founder/Chairman of American Partners, Inc. (a     45        1993
                           corporation specializing in domestic steel
                           distribution and United States/Mexico business
                           development) since 1992. Prior to that,
                           Chairman and Chief Executive Officer of TCS
                           Enterprises (a financial holding company).
John E. Zuccotti.........  President and Chief Executive Officer of           56        1989
                           Olympia & York Companies (USA), an affiliate
                           of O&Y, since January 1990. From January 1986
                           to December 1989, Mr. Zuccotti was a partner
                           in the law firm of Brown & Wood; counsel to
                           that firm from January 1990 to January 1994.
                           Also a director of Dreyfus California Tax
                           Exempt Money Market Fund, Inc., Dreyfus
                           Capital Value Fund, Inc., Dreyfus Insured
                           Municipal Bond Fund, Inc., Dreyfus Municipal
                           Money Market Fund, Inc., Dreyfus New Leaders
                           Fund, Inc., Dreyfus Strategic Municipal Bond
                           Fund, Inc., Dreyfus Strategic Municipals,
                           Inc., Dreyfus Municipal Bond Fund, Inc., and
                           Diversicare, Inc.

- - ------------------

(1) Pursuant to the Agreement with Mr. Schwartz described under "COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION" below, Mr. Schwartz has agreed to resign from the Board of Directors on June 30, 1994.

(2) First year up for election to the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED ABOVE.

ARRANGEMENTS REGARDING NOMINEES

     BAREIA and the Company are parties to an agreement dated as of January 14, 1993 (as amended February 4, 1993, the "BAREIA Agreement") pursuant to which BAREIA converted the Company's 13.5% Convertible Debenture due 1994 (the "Debenture") into 18,989,899 shares of Common Stock and as a result of which BAREIA now owns approximately 41.1% of the outstanding Common Stock. Concurrently with the conversion, BAREIA purchased, in a private placement, 1,405,702 shares (approximately 40.7%) of the $3.75 Series A Cumulative Convertible Preferred Stock ("Series A Preferred Stock") sold by the Company. The balance of the Series A Preferred Stock was sold in a public offering. The conversion and concurrent Series A Preferred Stock issuance were effected in February 1993.

     Until February 2003 (provided that the Company is publicly held and that BAREIA owns at least 5% of the outstanding Common Stock), the BAREIA Agreement requires BAREIA to vote its Common Stock so that the proportion of affiliates of BAREIA serving as members of the Board (including nominees to the Board designated by BAREIA and proposed by the Nominating Committee) is approximately proportionate to BAREIA's percentage Common Stock ownership. However, if BAREIA owns 50% or more of the outstanding Common Stock, its nominees may include one-half of the total number of directors plus one; if that percentage is less than 10% but at least 5%, BAREIA will be entitled to designate at least one director. During this ten-year period, BAREIA will vote its Common Stock to elect to the Board at least two individuals who are not employees of the Company and are selected by the Nominating Committee of the

Board, as well as the Chief Executive Officer of the Company. The nominees for election of directors at the Annual Meeting include Ms. Flanagan, Mr. Malkin, Mr. Seiger, Ms. Slater and Mr. Stickel as nominees of BAREIA.

     The proportion of BAREIA nominees on the Nominating Committee may not exceed BAREIA's percentage Common Stock ownership, except that one-half of the Nominating Committee will consist of BAREIA nominees designated by BAREIA so long as BAREIA retains at least 35% of the outstanding Common Stock (and has not transferred beneficial ownership of any shares owned by it on February 11, 1993 (giving effect to the conversion of the Debenture and BAREIA's concurrent Series A Preferred Stock purchase)).

     The BAREIA Agreement also provides that, as long as BAREIA owns at least 10% of the outstanding Common Stock, it will have the right to purchase a portion of any private equity offering of the Company equal to its then percentage Common Stock ownership.

DIRECTORS' COMPENSATION

     Directors who are not employees of the Company receive an annual fee of $15,000, a fee of $1,250 for each meeting of the Board of Directors (the "Board") attended (not including actions taken by written consent or, generally, special meetings held by telephone conference call), and an annual fee of $1,000 for each Committee of which the director is a member. Directors are also reimbursed for their out-of-pocket expenses for each Board or Committee meeting attended.

     Pursuant to the Executive Plan, each non-employee director receives an option to purchase 5,000 shares of Common Stock upon his or her initial appointment or election to the Board. Each option is exercisable in installments on a cumulative basis at a rate of 20% each year beginning on the first anniversary of the date of grant at an exercise price of 127.63% of the fair market value of the Common Stock on the grant date, increasing 5% on each anniversary of the date of grant commencing on the sixth anniversary of the grant date, and may be exercised until the tenth anniversary of the date of grant. See "EXECUTIVE PLAN AND EXECUTIVE PLAN PROPOSAL."

BOARD OF DIRECTORS MEETINGS

     The Board held ten meetings during the Company's last full fiscal year. In 1993, each director attended at least 75% of the aggregate number of meetings of the Board and of each Committee of which such director was a member, except that Mr. Krebs attended 68% of such meetings and Mr. Zell (who resigned from the Board of Directors effective November 16, 1993) attended 36% of such meetings.

BOARD COMMITTEES

     The Board of Directors has established a Policy Committee, an Audit Committee, a Compensation and Benefits Committee, a Finance Committee and a Nominating Committee. No member of these Committees, other than the Finance Committee, may be an employee of the Company.

     The Policy Committee is composed of Ms. Slater and Messrs. Krebs, Malkin and Neal. The function of the Policy Committee is to discuss major issues confronting the Company and to search for a new Chief Executive Officer for the Company. The Policy Committee was formed in February 1994 and is chaired by Mr. Malkin.

     The Audit Committee is composed of Ms. Flanagan and Messrs. Goodman, Krebs and Stickel. The functions of the Audit Committee are to recommend to the Board the independent public accountants to be engaged by the Company, and to review the Company's general policies and procedures with respect to audits and accounting and financial controls, the scope and results of the auditing engagement, and the extent to which the Company has implemented changes suggested by the internal audit staff and the independent public accountants. No member of the Audit Committee is an employee of the Company. The Audit Committee met four times in 1993. The Audit Committee is chaired by Mr. Goodman.

     The Compensation and Benefits Committee is composed of Messrs. Alibrandi, Malkin, Seiger and Zuccotti. The functions of the Compensation and Benefits Committee are to make recommendations to the Board with respect to compensation of officers of the Company who are also members of the Board (the Board has the sole power to set compensation levels for such officers), to exercise general review authority over compensation levels of all other corporate officers and key management personnel, to review, approve and recommend to the Board the terms and conditions of proposed incentive bonus plans applicable to such persons, to review annually compensation practices and salary administration procedures and generally to review and approve changes in existing employee benefit programs and adopt new programs. No member of the Compensation and Benefits Committee is an employee of the Company. The Compensation and Benefits Committee met four times in 1993. The Compensation and Benefits Committee is chaired by Mr. Zuccotti.

     The Finance Committee is composed of Ms. Slater and Messrs. Goodman, Neal, Krebs and Schwartz. The function of the Finance Committee is to review financing arrangements and related matters that must be considered between regularly scheduled Board meetings. The Finance Committee met three times in 1993. Currently, there is no chair of the Finance Committee.

     The Nominating Committee is composed of Ms. Flanagan and Messrs. Alibrandi, Goodman, Krebs, Malkin and Stickel. The function of the Nominating Committee is to nominate persons for election to the Board. The Nominating Committee will consider nominees recommended by other stockholders but has not established any procedure therefor. The Nominating Committee met twice in 1993. Ms. Flanagan and Messrs. Malkin and Stickel are designees of BAREIA to the Nominating Committee. See "ELECTION OF DIRECTORS -- Arrangements Regarding Nominees". The Nominating Committee is chaired by Mr. Krebs.

                  SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

     The following table sets forth, as of March 1, 1994, the number of outstanding shares of Common Stock of the Company beneficially owned by each director of the Company, by the named executive officers and by all directors and executive officers of the Company as a group. Unless otherwise indicated, the persons indicated below have sole voting power and investment power with respect to the Common Stock shown as beneficially owned by them.

                                                                NUMBER OF
                                                                SHARES OF
                                                                 COMMON
                                                                  STOCK
                                                                BENEFICIALLY    PERCENT
                           BENEFICIAL OWNER                       OWNED         OF CLASS
        ------------------------------------------------------  ---------       --------
        Directors
        Joseph F. Alibrandi...................................      2,384(1)          (2)
        Darla Totusek Flanagan................................      2,000(1)          (2)
        Gary M. Goodman.......................................      2,000(1)          (2)
        Robert D. Krebs.......................................     33,664(1)          (2)
        Judd D. Malkin........................................ 37,759,342(1)(3)   46.8%
        Vernon B. Schwartz....................................    338,587(5)          (2)
        Joseph R. Seiger......................................      1,000(4)          (2)
        Jacqueline R. Slater..................................      1,000(4)          (2)
        Thomas M. Steinberg...................................          0             (2)
        Tom C. Stickel........................................      1,000(4)          (2)
        John E. Zuccotti......................................      2,000(1)          (2)
        Named Executive Officers
        Thomas W. Gille.......................................          0(6)          (2)
        Jeffrey K. Gwin.......................................     63,715(7)          (2)
        James G. O'Gara.......................................      4,461(8)          (2)
        David A. Smith (9)....................................     64,721(10)         (2)
        All directors and executive officers as a group (25
          persons)............................................ 38,335,856         47.0%
                                                                (1)(3)(4)(5)(11)

- - ------------------

 (1) Includes 2,000 shares of Common Stock (12,000 shares in the aggregate) which may be acquired upon the exercise of options granted to non-employee directors in February 1992 pursuant to the Executive Plan.

 (2) Except as otherwise described in these notes, each person has beneficial ownership of less than 1% of the outstanding Common Stock. Beneficial ownership and percent ownership are calculated in accordance with rules promulgated by the Securities and Exchange Commission.

 (3) Includes 29,999,605 shares of Common Stock and 7,757,737 shares of Common Stock issuable upon conversion of the Series A Preferred Stock, owned beneficially by BAREIA, as to which Mr. Malkin disclaims beneficial ownership. Mr. Malkin might be considered a controlling person of an affiliate of the general partner of BAREIA. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS" at Note 2.

 (4) Includes 1,000 shares of Common Stock (4,000 shares in the aggregate) which may be acquired upon the exercise of options granted to newly elected non-employee directors in February 1993 pursuant to the Executive Plan.

 (5) Includes 183,572 shares of Common Stock which may be acquired upon the exercise of an option granted pursuant to the Company's Incentive Stock Compensation Plan and 150,000 shares of Common Stock which may be acquired upon the exercise of an option granted pursuant to the Executive Plan. Does not include 268,000 shares of Common Stock which may be acquired upon the exercise of an option granted pursuant to the Executive Plan. See Note 11 below for the terms of such option.

 (6) Does not include 50,000 shares of Common Stock which may be acquired upon the exercise of an option granted pursuant to the Executive Plan. See Note 11 for the terms of such option.

 (7) Includes 291 shares and 58,743 shares of Common Stock which may be acquired upon the exercise of options granted pursuant to the Company's Incentive Stock Compensation Plan. Does not include 90,000 shares of Common Stock which may be acquired upon the exercise of an option granted pursuant to the Executive Plan. See Note 11 for the terms of such option.

 (8) Includes 265 shares and 4,196 shares of Common Stock which may be acquired upon exercise of options granted pursuant to the Company's Incentive Stock Compensation Plan. Does not include 90,000 shares of Common Stock which may be acquired upon the exercise of an option granted pursuant to the Executive Plan. See Note 11 for the terms of such option.

 (9) Mr. Smith resigned from the Company on April 22, 1994.

(10) Includes (i) 5,078 shares of Common Stock which are beneficially held by Mr. Smith in the Company's Profit Sharing & Savings Plan and Trust and (ii) 173 shares and 54,547 shares of Common Stock which may be acquired upon the exercise of options granted pursuant to the Company's Incentive Stock Compensation Plan. Does not include 50,000 shares of Common Stock which may be acquired upon the exercise of an option granted pursuant to the Executive Plan. See Note 11 for the terms of such option.

(11) Includes (i) 10,265 shares of Common Stock which are beneficially held by executive officers in the Company's Profit Sharing & Savings Plan and Trust, (ii) 352,256 shares which may be acquired by executive officers upon the exercise of options granted pursuant to the Company's Incentive Stock Compensation Plan and (iii) 2,000 shares which may be acquired by an executive officer upon the exercise of options granted pursuant to the Company's Stock Option Plan. Does not include 821,000 shares of Common Stock which may be acquired upon the exercise of options granted to employees pursuant to the Executive Plan; the options are exercisable in full on February 27, 1997 at an exercise price of $13.78 per share, increasing by 5% on each anniversary of the date of grant commencing February 1998, and may be exercised until February 27, 2002.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following are the only persons known to the Company to be beneficial owners of more than five percent of the Common Stock. Except as indicated below, all information presented is as of April 1, 1994.

                                                               SHARES
                        NAME AND ADDRESS                      BENEFICIALLY      PERCENT
                       OF BENEFICIAL OWNER                    OWNED(1)        OF CLASS(1)
     -------------------------------------------------------  ---------       -----------
     Bay Area Real Estate Investment Associates L.P.........  37,757,342(2)       46.8%(2)
       Mr. Judd D. Malkin
       Mr. Neil G. Bluhm
       c/o JMB Realty Corporation...........................
       100 Bush Street
       San Francisco, CA 94101
     Olympia & York Developments Ltd........................  4,100,000(3)(4)      5.6%
       Suite 2900
       2 First Canadian Place
       Toronto, Ontario
       M5X 1B5 Canada

- - ------------------

(1) BAREIA's percent ownership gives effect to conversion only of the Series A Preferred Stock held by BAREIA. The named stockholders are parties to a Stockholders Agreement and have certain purchase rights if another party proposes to sell any Common Stock. See "-- Stockholders Agreement" below.

(2) Includes 7,757,737 shares of Common Stock issuable to BAREIA upon conversion of the Series A Preferred Stock held by it. The Series A Preferred Stock is convertible at any time at a conversion price of $9.06 per share of Common Stock.

    JMB/Bay Area Partners, an Illinois general partnership, is the sole general partner, and the California Public Employees' Retirement System, a unit of an agency of the State of California ("CalPERS"), is the sole limited partner, with a 99.8% interest, of BAREIA. Messrs. Malkin and Bluhm are the Chairman and President, respectively, of the managing partner of JMB/Bay Area Partners. Messrs. Malkin and Bluhm might be considered to be controlling persons of JMB Realty Corporation, an affiliate of JMB/Bay Area Partners and its managing general partner.

(3) O&Y has claimed sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by it.

(4) O&Y is an indirect subsidiary of OYDL. All of the voting shares of OYDL are beneficially owned, directly or indirectly, by members of the Reichmann family. As a result of liquidity problems experienced by OYDL and its affiliates, on May 14, 1992, OYDL, together with four of its affiliates organized under the laws of Canada and several of its provinces (including O&Y), filed voluntary petitions for protection under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court of the Southern District of New York (Chapter 11 Case No. 92 B 42698 (JLG)), and on the same date, OYDL and certain of its affiliates and related companies organized under the laws of Canada and several of its provinces (including O&Y) filed applications in the Ontario Court of Justice (General Division) (Court File No. B125/92), which applications were granted, for authorization to file a plan of compromise and arrangement under the Canadian Companies' Creditors Arrangement Act, the restructuring provisions under Canadian law.

    O&Y has advised the Company that the Common Stock owned by it is pledged to secure the stockholder's obligations or those of its affiliates. O&Y has further advised the Company that each pledgee of the Common Stock owned by O&Y may (i) require the pledgor to use its best efforts to sell such pledged shares or (ii) exercise any remedies which it has in respect of its pledge of such shares, if (a) the market value of such shares is equal to or less than the minimum price per share set out in the program for the disposition of such shares prepared by O&Y, (b) the market value of such shares is equal to or greater than the target price for such shares set out in such program or (c) such pledgee provides to O&Y 30 days' prior written notice of its intention to sell such shares.

STOCKHOLDERS AGREEMENT

     The Company, BAREIA and O&Y are parties to a Stockholders Agreement pursuant to which each party has agreed to certain restrictions on transfer of its Common Stock. When a stockholder's ownership falls below 5% of the issued and outstanding Common Stock, it ceases to be a party to the Stockholders Agreement.

     Subject to the exceptions referred to in the next paragraph, if a party proposes to sell any of its Common Stock, such party must first offer such securities to the other party, stating a proposed price and terms. The other party may elect, within 30 days thereafter, to purchase its pro rata portion of the securities so offered. If the original notice does not contain the price or other terms of a proposed sale, it is to be treated as an "intent notice." If a subsequent notice specifying price is given within 60 days after receipt of notice from a party of an intention to purchase, the election purchase period is reduced to 36 hours. In either case, if no party exercises its right to purchase the securities or if not all of the offered securities are subscribed for, the offering party is then free to sell such securities to a third party at the same price and on the same terms for a period of 120 days.

     The above described right of first refusal does not apply to certain corporate transactions, such as mergers, spin-offs or other reorganizations involving shares of Common Stock held by one of the stockholders, or to sales of Common Stock by a party in unsolicited "brokers' transactions," as defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), at a price equal to the price generally prevailing in the market, provided that the number of shares of Common Stock sold by a party during any three-month period does not exceed the greater of 2% of the then outstanding Common Stock and the trading volume limitations set forth in Rule 144(e)(1) or successor provisions. In addition, any pledgee of Common Stock pursuant to a bona fide credit arrangement and subsequent transferees of such pledgee will not be bound by the Stockholders Agreement.

REGISTRATION RIGHTS AGREEMENT

     The Company, BAREIA and O&Y are parties to a Registration Rights Agreement (as amended, the "Registration Rights Agreement"). The Registration Rights Agreement generally permits any person (a "Holder") owning Registrable Securities (as defined below) to require the Company to file a registration statement under the Securities Act, at the Company's expense, covering not less than 20% of the Registrable Securities of such Holder (or a lesser percentage if the aggregate offering price after subtraction of underwriting discounts and commissions would exceed $40 million).

     Each Holder may demand two such registrations (four in the case of BAREIA), and may participate in registrations requested by any other Holder, subject to certain volume limitations. In addition, if at any time the Company proposes to register any Common Stock or other Company securities under the Securities Act in connection with a public offering of such securities solely for cash, each Holder has the right to request that any of its Registrable Securities be included in such registration statement, subject to certain volume limitations.

     The term "Registrable Securities" includes shares of Common Stock issued to BAREIA in December 1989 and shares of Common Stock issued to O&Y in 1990 in connection with the distribution by SFP to its stockholders of the Common Stock held by SFP (the "Distribution"). The term also includes the Common Stock issued upon conversion of the Debenture formerly held by BAREIA, any Common Stock issued as a dividend or other distribution in connection with the foregoing holdings of Common Stock, and any equity securities purchased by BAREIA pursuant to the BAREIA Agreement (including the Series A Preferred Stock (and Common Stock issued upon conversion thereof), but excluding shares of any class of capital stock purchased pursuant to a private placement (or acquired upon conversion) if that class of stock is not publicly traded at the time registration is requested). Shares of Common Stock cease to be classified as Registrable Securities once such shares have been registered under the Securities Act, distributed pursuant to Rule 144 or otherwise transferred without restriction upon subsequent transfer, or if such shares cease to be outstanding.

     COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION*

     The Compensation and Benefits Committee of the Board of Directors (the "Committee") is responsible for administering the Company's executive compensation program. The Committee is composed of the independent non-employee directors whose names appear at the end of this report.

     The Committee has general review authority over compensation levels of all corporate officers and key management personnel, administers employee benefit and incentive compensation programs, and considers and recommends new benefit programs to the Board. In addition, the Committee is responsible for reviewing and recommending to the Board the compensation of Mr. Schwartz, who is the only Company officer who is also a member of the Board; the Board has the sole authority to set Mr. Schwartz' compensation. In reviewing the individual performance of the executives whose compensation is detailed in this Proxy Statement (other than Mr. Schwartz), the Committee takes into account the observations and evaluations of Mr. Schwartz.

     Pursuant to recently adopted rules designed to enhance disclosure of companies' policies towards executive compensation, set forth below is a report of the Committee addressing the Company's compensation policies for 1993 as they affected Mr. Schwartz, the Company's Chief Executive Officer, and Messrs. Gille, Gwin, O'Gara and Smith, the four executive officers (together with Mr. Schwartz, the "Named Executives") other than Mr. Schwartz who, for 1993, were the Company's most highly paid executives.

- - ---------------

     * The Compensation and Benefits Report shall not be deemed "filed with the Securities and Exchange Commission and is not incorporated by reference into any filings of the Company pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

OVERALL POLICY

     The key elements of the Company's executive compensation program consist of base salary, annual bonus and long-term incentive opportunities. The program is intended to enable the Company to attract, motivate and retain senior management by providing a fully competitive total compensation package based on both individual and corporate performance, taking into account both annual and long-term performance goals, and recognizing individual initiative and achievements. It includes what the Committee believes are competitive base salaries which reflect individual performance; annual variable performance incentive opportunities payable in cash; and programs contingent on the Company's long-term performance. The Committee endorses the position that stock ownership by management and stock-based performance compensation arrangements aid in aligning management's and stockholders' interests in the enhancement of stockholder value. Accordingly, these elements play an important role in the total compensation packages for the Company's executive officers.

     The compensation policy of the Company is that a substantial portion of the annual compensation of each officer relates to and must be contingent upon the performance of the Company, as well as the individual contribution by each officer. As a result, much of an executive officers' annual compensation, amounting to approximately 36% (56% in the case of Mr. Schwartz) of total cash compensation if target bonus awards are paid in full, is variable and is based on corporate and individual performance.

ANNUAL COMPENSATION PROGRAM

     Annual total cash compensation for senior management consists of base salary and awards under the Company's Annual Performance Bonus Program (the "Performance Bonus Program").

     Base salaries for new executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executives, including a comparison to base salaries for comparable positions at other companies.

     Annual salary adjustments are determined by evaluating the performance of the Company and of each executive officer, and also take into account changing responsibilities. Where appropriate, the Committee considers non-financial performance measures, including such elements as the productivity of the relevant working group or business unit, and contribution to corporate goals regarding employee morale and team-building, efficient use of corporate resources, promotion of favorable public opinion of the Company and its corporate image, employee retention and leadership development, and successful tenant and vendor relations.

     The Company's senior management is eligible for annual cash bonuses under the Performance Bonus Program. This Program provides for the establishment of various annual performance goals which, if achieved, result in the payment of additional cash compensation to participants for that year. The program is intended to communicate and focus management attention on key business goals and to identify and reward superior performance. Key executives and managers who have substantial responsibility for the Company's performance are selected to participate in the Performance Bonus Program with the approval of the Committee.

     Goals under the program for 1993 generally included corporate performance objectives (for 20% of the bonus) and individual performance objectives (for 80% of the bonus). The amount of a participant's bonus compensation depends upon the degree of achievement for each identified goal, with the maximum possible award being an amount between 10% and 125% of the participant's regular salary, depending upon the employee's position. Individual goals are established annually by senior management and approved by the Chief Executive Officer. The Named Executives and the executive officers as a group, excluding Mr. Schwartz, realized on average 43% and 41%, respectively, of their individual performance goals for 1993.

     The Company's corporate goals are recommended each year by the Chief Executive Officer and established by the Committee. The corporate performance measure for 1993 was based on the Company's cash flow. The Committee determined that, for 1993, 50% of the corporate performance bonus would be payable to participants if the targeted cash flow was met, and 100% of the bonus would be payable if the Company achieved 120% of the targeted level. For 1993, the corporate performance goal was exceeded and each executive officer received the full 20% share of his or her bonus attributable to corporate performance.

LONG-TERM INCENTIVE PROGRAM

     The long-term incentive program for senior management consists of two types of awards under the Amended and Restated Long-Term Incentive Compensation Plan ("LICP"), described under "EXECUTIVE PLAN AND EXECUTIVE PLAN
PROPOSAL -- Terminated Benefit Plan" below, and options granted under the Executive Plan. All of the senior executive officers participate in these long-term plans. The primary purpose of these plans is to offer an incentive for long term performance of the Company over a five-year period.

     The LICP provides a bonus based on the compound annual growth of the Company's stockholders' equity (on a current value basis) for the five-year period from January 1, 1992 through December 31, 1996. No awards are payable to senior executive officers unless the annual compound growth in current value stockholders' equity over the period exceeds 5%.

     The Executive Plan (discussed in greater detail below) was intended to complement the amended LICP, and to create a long term incentive to create growth in stockholder value. The exercise price for all options granted to senior executives in 1992 was the fair market value on the date of the grant, increasing 5% on each anniversary of the grant date. Except under limited circumstances in the event of termination of employment, these options do not vest until the fifth anniversary of the grant date. These "premium priced" options will have no realizable value to the optionees unless the market price of the Common Stock increases more than 5% a year, compounded annually, over the five-year period. The Company engaged an independent compensation consultant in 1993 to assist the Committee in evaluating its executive compensation program and, in particular, to consider its long-term incentive compensation. The consultant conducted a private survey of selected real estate companies to supplement available public information on annual and long-term incentive practices in the real estate industry.* Based upon the consultant's recommendations and analysis by the Committee of the information provided by the consultant, the Committee has adopted a management pay strategy effective for 1994 that targets total compensation at the top quartile (75th percentile) of the market through a combination of below market (40th percentile) salaries, continuation of the existing above average bonus opportunity, and an aggressive long-term incentive program keyed to increases in stockholder value. Implementation of this strategy will mean salary increases over two to three years for those officers currently below target salary levels, a freeze of salaries for those above the described target, and the introduction of a new long-term incentive program designed to fill the "gap" between the top quartile total compensation and target annual cash pay. The Committee concluded that the new options under the Executive Plan described under "EXECUTIVE PLAN AND EXECUTIVE PLAN PROPOSAL", coupled with the termination of the LICP, will more closely align management's long-term incentive compensation with increased stockholder value, as reflected in stock performance. The Committee concluded that the vesting of the options based on increased Common Stock price, together with the "front loading" of the options to senior executives (the grant of a higher number of stock options with a longer vesting period, unless common stock target prices are met, than a normal grant), would better align management's interests with stockholder focus and the long-term horizons of a real estate company.

     Mr. Schwartz received a grant under the Executive Plan in March 1993 as part of his bonus compensation for 1992. See "Agreement with Mr. Schwartz," below. Except for that grant, neither Mr. Schwartz nor any of the other Named Executives received 1993 grants under the LICP or the Executive Plan. The January 1994 grants under the Executive Plan, which are subject to stockholder approval of the Executive Plan Proposal, are part of the Named Executives' compensation arrangements for 1994.

AGREEMENT WITH MR. SCHWARTZ

     Mr. Schwartz has agreed to resign from the Company effective June 30, 1994. Pursuant to an agreement between the Company and Mr. Schwartz dated February 22, 1994, Mr. Schwartz has agreed to remain in the employ of the Company until June 30, 1994, and to serve as chief executive officer until that date, or such

- - ---------------

     * Although some of the companies surveyed by the consultant overlap with those used in the peer group described below, the consultant surveyed those companies, based on such criteria as asset and sales size, which it determined were an appropriate comparison for compensation purposes while the companies used in the peer group are a more appropriate comparison for performance purposes.

earlier date as the Board of Directors may designate. Mr. Schwartz received $320,625 as his bonus under the Performance Bonus Program for 1993, representing 57% of his maximum bonus potential. This is approximately the same percentage as that received by all employees as a group and reflects, in particular, the Board's satisfaction with the capital restructuring accomplished in 1993 and the improved results of the Company's industrial portfolio. Mr. Schwartz will be paid $225,000 through June 30, 1994, and will be paid $654,375 upon termination of his employment. Pursuant to the agreement, the Company accelerated the vesting of the stock option granted to Mr. Schwartz in March, 1993 to purchase 150,000 shares of Common Stock at $7.425 per share and the option became exercisable at any time through September 30, 1994. At the request of the Committee, the Policy Committee negotiated Mr. Schwartz' severance compensation. The Policy Committee recommended its final approval to the Board on the basis of Mr. Schwartz' agreement to assist the Company in effecting an orderly management transition, the decision that Mr. Schwartz would not be eligible to participate in the Performance Bonus Program or to receive any long-term incentive compensation potential for his services to the Company in 1994, and the fact that the 1993 option grant to Mr. Schwartz was a part of his 1992 bonus compensation.

EXECUTIVE PLAN

     Recently enacted Section 162(m) of the Internal Revenue Code of 1986 as amended (the "Code") limits the deductibility for federal income tax purposes of certain compensation paid to "covered employees," which term includes the chief executive officer and the four other most highly compensated officers of the Company, as of the end of a performance year. The Company intends to take the necessary steps to conform its compensation to comply with the limitations or, if this is not feasible in any given circumstance, to mitigate the negative impact of this Code provision on stockholders. For this reason, a proposed amendment to the Executive Plan, included in the Executive Plan Proposal, restricts the grants to any participant by setting a limit on the maximum number of shares subject to grants that can be granted in a three-year period. If the Executive Plan Proposal is approved by stockholders, the Executive Plan will constitute a stockholder-approved performance-based plan for purposes of Code
Section 162(m).

Joseph F. Alibrandi                                               Judd D. Malkin
Joseph R. Seiger                                                John E. Zuccotti

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table sets forth information with respect to the compensation paid by the Company for services rendered during the fiscal years ended December 31, 1993, December 31, 1992 and December 31, 1991 to the Named Executives indicated below.

                                                                                   LONG-TERM COMPENSATION AWARDS
                                          ANNUAL COMPENSATION               --------------------------------------------
                             ---------------------------------------------  RESTRICTED   SECURITIES
                                                                OTHER         STOCK      UNDERLYING
                                                               ANNUAL         AWARDS      OPTIONS/          ALL OTHER
                             YEAR    SALARY $  BONUS($)(1) COMPENSATION($)  ($)(2)(3)   SARS(#)(2)(4)    COMPENSATION($)(5)
                             ----    --------  ----------- ---------------  ----------  -------------    ---------------
Vernon B. Schwartz.........  1993     450,000    320,625            --             --           --            9,226
  Chairman of the Board,     1992     450,000    408,500            --             --      418,000(6)         8,952
  Chief Executive Officer    1991     450,000    408,500            --             --      183,572            8,693
  and President
David A. Smith.............  1993     160,000     81,600            --             --           --            7,709
  Senior Vice President      1992     160,000     80,000            --             --       50,000            7,575
  and Chief Financial        1991     159,583     80,000            --         25,362       54,720            7,441
  Officer
James G. O'Gara............  1993     150,000     54,000            --             --           --            7,509
  Senior Vice President      1992     150,000     80,700            --             --       90,000            7,375
                                      150,000     93,000            --             --        4,461            7,249
                             1991
Thomas W. Gille............  1993     150,000     81,000            --             --           --            7,509
  Vice President             1992     150,000     58,125            --             --       50,000            7,375
  Asset Management           1991     150,000     49,500            --             --           --            7,249
Jeffrey K. Gwin............  1993     150,000     22,500            --             --           --            7,509
  Vice President             1992     150,000     31,500            --             --       90,000            7,375
  Development                1991     150,000     61,875            --         29,311       59,034            7,249

- - ------------------

(1) Bonus amount for any year represents the amount earned for that fiscal year pursuant to the Performance Bonus Program. This amount is paid in the following fiscal year, and is excluded from the year of payment.

(2) 1991 awards represent restricted stock awards and options granted on March 5, 1991 under the Company's Incentive Stock Compensation Plan. These awards were granted to provide substitute awards to employees who had awards under the Santa Fe Pacific Incentive Stock Compensation Plan which lapsed as a result of the Distribution of the Company's Common Stock to SFP Stockholders in December 1990.

(3) The restricted share awards of 1,705 shares and 1,836 shares held by Mr. Smith and Mr. Gwin, respectively, vested on March 5, 1992. There were no restricted stock holdings at December 31, 1993. The amount reported in the table represents the market value of the shares at the date of grant, without giving effect to the diminution of value attributable to the restrictions on such stock. No dividends were paid on the Common Stock during the period referred to in this table.

(4) 1991 stock option awards vested on March 5, 1992, except for Mr. Schwartz' which vested on May 1, 1992.

(5) Represents the amount of the Company's contributions for the year pursuant to the Profit Sharing & Savings Plan and Trust.

(6) Includes a bonus stock option award granted on March 17, 1993 to purchase 150,000 shares of Common Stock under the Executive Plan.

     Pursuant to an agreement with the Company dated February 22, 1994, Mr. Schwartz received $320,625 as his bonus for 1993, will receive a salary of $225,000 for the period through June 30, 1994 and will be paid $654,375 upon termination of his employment. See "COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION -- Agreement with Mr. Schwartz."

                   EXECUTIVE PLAN AND EXECUTIVE PLAN PROPOSAL

BACKGROUND

     The Executive Plan is intended to provide an incentive program that is competitive in the real estate industry and that will reward and help retain senior management whose performance will contribute to the long-term success and growth of the Company. The Executive Plan is also intended to further the convergence of interests of senior management and the directors of the Company with those of the stockholders. A total of 15 members of senior management and ten nonemployee directors of the Company are currently participants in the Executive Plan.

     Senior management and directors of the Company are eligible to participate in the Executive Plan. The Executive Plan is administered by the Compensation and Benefits Committee of the Board (or any other committee appointed by the Board (the "Committee")), each member of which shall be a "disinterested person" within the meaning of SEC Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

     The Executive Plan was adopted by the Board of Directors of the Company and was approved by the holders of a majority of the shares of Common Stock in 1992. The Executive Plan authorizes grants with respect to a maximum of 1,250,000 shares of Common Stock, subject to adjustment in the event of stock dividends, stock splits, reclassification of the Common Stock, recapitalization of the Company or similar changes in the Company's capitalization. During 1993, the Board adopted, and the holders of a majority of the shares of the Company's Common Stock approved, an amendment to the Executive Plan to provide for the automatic award of an option to purchase 5,000 shares of Common Stock to any newly elected or appointed non-employee director. Options on all of the 1,250,000 shares of Common Stock originally subject to the Executive Plan have been issued.

EXECUTIVE PLAN PROPOSAL

     The Board has approved an amendment to the Executive Plan to increase the number of shares subject to the Executive Plan from 1,250,000 to 4,250,000 shares of Common Stock. In addition, the Committee has approved an amendment to the Executive Plan to limit the number of shares of Common Stock that may be subject to grants to an individual participant under the Executive Plan so that it will constitute a stockholder approved performance-based plan for purposes of Code Section 162(m), and, assuming all other operational requirements are satisfied, amounts taxable to the employee on exercise of options granted thereunder should be deductible for federal income tax purposes. See "Proposed Limitations on Grants", and "Federal Income Tax Consequences" discussed below. These amendments to the Executive Plan are subject to approval by the holders of a majority of the shares of Common Stock voting at the 1994 Annual Meeting. See "General."

     If the shareholders do not approve the Executive Plan Proposal, including the amendment to increase the number of shares of Common Stock subject to the Executive Plan, no further options under the Executive Plan may be issued as options on all of the 1,250,000 shares of the Common Stock originally authorized under the Executive Plan have been issued. If the Executive Plan Proposal is approved, option grants to 15 of the Company's executive officers, excluding Mr. Schwartz but including the other Named Executives, will be effective. These options will be at an exercise price of $7.775. See "-- January 1994 Grants".

     The following is a summary of the principal provisions of the Executive Plan and the amendments thereto being presented for approval at the Annual Meeting as the Executive Plan Proposal.

EXISTING PLAN

     Except with respect to options granted to non-employee directors and subject to the limits described in "Proposed Limitations on Grants" below, the Committee has the sole authority to determine to whom options (a right to purchase a stated number of shares at a specified price within a given period) shall be granted under the Executive Plan, the type, amount and terms of the options to be granted, the time when options are granted and the duration of the exercise period of options. Grants pursuant to the Executive Plan take the form of "nonstatutory stock options" (stock options that do not provide special tax deferral benefits for federal income tax purposes).

     No option granted pursuant to the Executive Plan is exercisable prior to six months after the date of grant. Unless the Committee provides otherwise, options granted under the Executive Plan to employees become exercisable in full on the fifth anniversary from the date of grant (the "Vesting Date"). Notwithstanding anything else in the Executive Plan, the exercise price of an option may not be less than the fair market value of the Common Stock on the date of grant and, unless the Committee provides otherwise, the exercise price for all options granted to employees are initially set at the fair market value of the Common Stock on the date of grant and increase by 5% on each anniversary of the grant date. Options granted to directors become exercisable in installments on a cumulative basis at a rate of 20% each year beginning on the first anniversary of the grant date; the exercise price for the options granted to directors is 127.63% of the fair market value on the date of grant increasing 5% on each anniversary of the grant date commencing on the sixth anniversary.

     A participant may exercise an option granted under the Executive Plan during the option period at such time and in such amounts as he or she desires, and may pay the exercise price in cash or such other consideration (which may be other Common Stock) as the Committee may determine. Unless otherwise provided in the option agreement, options are exercisable for a term of ten years from the date of grant.

     If an employee participant is terminated "for cause" (as defined in the Executive Plan), or resigns prior to the Vesting Date, all outstanding options shall be forfeited. Termination of a participant "for cause" after the Vesting Date will also result in termination of the participant's options. Unless the Committee provides otherwise, if an employee ceases to be an employee by reason of his retirement at or after age 65, disability (as defined) or death prior to the Vesting Date, a fraction of the option will vest, equal to the number of months elapsed from date of grant divided by the number of months from date of grant to the Vesting Date.

     If a participant ceases to be an employee or director by reason of death, any unexercised portion of the participant's options that is or becomes vested upon his death will be exercisable for one year after such death. During such one-year period, the participant's personal representative, or the person or persons to whom the options shall have been transferred by will or by the laws of descent and distribution, shall have the same rights to exercise the unexercised portion of the options, to the extent so vested, as the participant would have had if the participant were still an employee or director of the Company. If an employee resigns or is terminated for any reason other than death or "for cause" (after the Vesting Date), or if a director resigns or is not re-elected, any unexercised portion of such person's options that is or becomes vested upon such termination of employment, resignation or failure to be re-elected will be exercisable for the three months following such termination, to the extent so vested. Notwithstanding the foregoing, in no event will any option be exercisable after its stated expiration date.

     The Executive Plan may be amended, terminated or modified by the Committee at any time (subject to certain limitations on frequency), except that it may not amend the Executive Plan in any of the following respects without approval by a vote of the stockholders of the Company (other than in the event of changes in the Company's capitalization): (i) to increase the number of shares of Common Stock for which options may be granted, (ii) to reduce the option price at which options may be granted, (iii) to extend the period during which options may be granted or exercised beyond the times originally prescribed; (iv) to materially modify the requirements as to eligibility for participation in the Executive Plan; or (v) to materially increase the benefits accruing to participants under the Executive Plan.

PROPOSED LIMITATIONS ON GRANTS

     Code Section 162(m) establishes certain requirements that must be met for annual executive compensation exceeding $1 million to be deductible by the employer corporation for federal income tax purposes, including stockholder approval of certain compensation plan limitations and approval of such compensation by the corporation's outside directors as defined under the regulations issued under Code Section 162(m). In order to comply with the
Section 162(m) requirements, an amendment to the Executive Plan, as set forth in the Executive Plan Proposal herein, provides for a limitation on total grants under the Executive Plan so that no participant shall receive any grant of shares of Common Stock under the Executive Plan which, together with the number of shares of Common Stock subject to all other prior grants under the Executive Plan during the three-year period ending on the date of the grant would exceed 1,000,000 shares of Common Stock. Grants to any participant may be less than 1,000,000 shares over the three-year period, but may never exceed such amount.

FEDERAL INCOME TAX CONSEQUENCES

     Under present Federal income tax regulations, there are no Federal income tax consequences to either the participant or the Company upon the grant of any option under the Executive Plan.

     In general, upon the exercise of an option granted under the Executive Plan, a participant recognizes ordinary income in an amount equal to the excess of the fair market value of the Common Stock acquired upon exercise of the option over the option exercise price. The Company receives a corresponding deduction upon such exercise if the Company provides for appropriate withholding of applicable participant taxes.

     Upon a subsequent disposition of the Common Stock purchased on exercise of an option, the participant's basis in the shares is the sum of the option exercise price and the amount of any income recognized upon such exercise. If the shares purchased on exercise of the option constitute a capital asset in the hands of the participant, the participant's gain or loss is a capital gain or loss, which is either long-term or short-term, depending upon the participant's holding period.

EXISTING OPTION GRANTS

     Pursuant to the Executive Plan, each director of the Company (other than Mr. Schwartz) was granted an option to purchase 5,000 shares of Common Stock and 16 members of senior management were granted options to purchase an aggregate of 1,001,000 shares of Common Stock, of which options to purchase 821,000 shares were outstanding at March 1, 1994. This includes options awarded to Mr. Schwartz and the other Named Executives, as described in the "Summary Compensation Table" above. In February 1993, each of the four newly elected directors was granted options to purchase 5,000 shares of Common Stock. No existing director, in his capacity as a director, is eligible to receive any further grants under the Executive Plan. On March 17, 1993, Mr. Schwartz was granted an option to purchase 150,000 shares of Common Stock at an exercise price of $7.425.

JANUARY 1994 GRANTS

     Options to purchase 1,283,500 shares of Common Stock were granted to officers of the Company effective January 31, 1994, subject to stockholder approval of the Executive Plan Proposal and termination of their respective awards under the LICP (see below). The exercise price of these options is $7.775 (which was the "fair market value" of the Common Stock as defined in the Executive Plan on the grant date). Unlike other options previously granted under the Executive Plan the exercise price does not increase by 5% on each anniversary of the date of grant. These options expire January 31, 2004.

     No portion of the award may vest for three years following the date of grant except in the event of a participant's death, disability or retirement. After three years have elapsed from the date of grant, all or part of the award may vest in accordance with the following performance provisions:

          - One-third of the award will vest if the closing sale price of the Common Stock equals or exceeds $12 for at least ten consecutive trading days beginning three years from the date of grant;

          - An additional one-third of the award will vest if the closing sale price of the Common Stock equals or exceeds $15 for at least ten consecutive trading days beginning three years from the date of grant; and

          - The final one-third of the award will vest if the closing sale price of the Common Stock equals or exceeds $20 for at least ten consecutive trading days beginning three years from the date of grant.

     Upon a participant's death, disability or retirement, the options will vest at the greater of 20% for each full year that has elapsed from the date of grant or the amount already vested due to stock price performance.

Upon certain changes of control, vesting remains tied to the original stock price performance objectives, but, if a change of control occurs within the first three years from the date of grant, the three-year vesting restriction is waived to the extent that the Common Stock trading price would otherwise trigger performance-based vesting. If no vesting acceleration occurs, the options vest nine years and nine months from the date of grant.

TERMINATED BENEFIT PLAN

     The following plan was terminated by the Board of Directors subject to the termination of all outstanding awards by LICP participants. If the Executive Plan Proposal is approved by stockholders, each LICP participant will be required to agree to the termination of his or her LICP award before the January 1994 option award to him or her is effective.

  Long-Term Incentive Compensation Plan

     The LICP was adopted in 1990 and amended in February 1992. The LICP is an unfunded program pursuant to which participants were to share a percentage of the aggregate incremental value of the Company's stockholders' equity (on a current value basis) over the five-year period from January 1, 1992 to December 31, 1996. The amount of the LICP award pool would range from one-quarter of one percent of the incremental value (if the annual compound growth over the period exceeded 5%) to 1% of the incremental value (if the annual compound growth exceeded 20%); there would be no LICP award pool if the annual compound growth were less than 5%.

     The LICP is administered by the Committee. Up to 9% of the LICP award pool (determined on an annual basis) may be allocated each year among corporate and regional management (excluding executive officers). All other allocations under the LICP were to be awarded to officers and other senior management as a specified percentage of the total award pool, calculated on the basis of the increase in stockholders' equity over the entire five-year period. Except for partial awards payable on the retirement, death or disability of a participant, awards under the LICP are payable only if the participant is employed by the Company at December 31, 1996. Certain executive officers, who may be allocated in the aggregate up to 85% of the LICP award pool, would receive a portion of their awards in cash (equal to the amount of income tax payable on the award) and the balance in the Company's Common Stock (the number of shares of Common Stock to be based upon the then market value per share). The amount of the total LICP award pool and the award payable to any participant is dependent upon the future increase in stockholders' equity and each participant's continued employment by the Company.

     No LICP awards were granted in 1993.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE EXECUTIVE PLAN PROPOSAL.

     No options were granted to the Named Executives in 1993, other than the option to purchase 150,000 shares of Common Stock awarded to Mr. Schwartz in March 1993 as part of his 1992 bonus compensation. The following are the benefits that will be received by the Named Executives indicated below and the other indicated groups of persons if the Executive Plan Proposal is approved. No benefits will accrue to any non-employee director or any employee who is not an executive officer.

                   NEW PLAN BENEFITS UNDER THE EXECUTIVE PLAN

                                                                             NUMBER OF
                                NAME AND POSITION                            UNITS(1)
        -----------------------------------------------------------------    ---------
        Vernon B. Schwartz, President and Chief Executive Officer........            0
        David A. Smith, Senior Vice President and Chief Financial              162,000
          Officer(2).....................................................
        James G. O'Gara, Senior Vice President...........................      101,500
        Thomas W. Gille, Vice President Asset Management.................      110,000
        Jeffrey K. Gwin, Vice President Development......................       68,500
        Executive Group..................................................    1,283,500
        Non-Executive Director Group.....................................           --
        Non-Executive Officer Employee Group.............................           --

- - ------------------

(1) Represents new benefits under the Executive Plan. On April 28, 1994, the closing price of the Company's Common Stock on the New York Stock Exchange (the "NYSE") was $6.625. Each option granted has an exercise price of $7.775 (which represents "fair market value" as defined in the Executive Plan on the date of grant (January 31, 1994)). Each option vests in installments equal to one-third of the award when the Common Stock reaches specified closing sale prices for ten consecutive trading days: 1/3 of the award vests if the Common Stock trades at or above $12 per share; 1/3 of the award vests if the Common Stock trades at or above $15 per share; and 1/3 of the award vests if the Common Stock trades at or above $20 per share. These options expire January 31, 2004.

(2) Mr. Smith resigned from the Company on April 22, 1994.

     The following table presents information concerning the value of all unexercised options held by each of the Named Executives at December 31, 1993.

                    AGGREGATED OPTION/SAR EXERCISES IN LAST
                    FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                            NUMBER OF
                                                                           SECURITIES          VALUE OF
                                                                           UNDERLYING         UNEXERCISED
                                                                           UNEXERCISED       IN-THE-MONEY
                                                                          OPTIONS/SARS       OPTIONS/SARS
                                                            VALUE         AT FY-END($)       AT FY-END($)
                                      SHARES ACQUIRED      REALIZED      ---------------     -------------
                 NAME                 ON EXERCISE (#)       ($)(1)        UNEXERCISABLE      UNEXERCISABLE(1)
- - -----------------------------------------------------   --------------   ---------------     -------------
Vernon B. Schwartz....................       -0-           --            183,572/268,000       $48,750/0(2)
David A. Smith........................       -0-           --              54,720/50,000       $     0/0
James G. O'Gara.......................       -0-           --               4,461/90,000       $     0/0
Thomas W. Gille.......................       -0-           --                   0/50,000       $     0/0
Jeffrey K. Gwin.......................       -0-           --              59,034/90,000       $     0/0

- - ------------------

(1) Market value of underlying securities at exercise or year-end, minus the exercise or base price.

(2) Options to acquire 150,000 shares of Common Stock at $7.425 per share vested on February 22, 1994 pursuant to an agreement between the Company and Mr. Schwartz dated that date. See "COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION -- Agreement with Mr. Schwartz". On April 28, 1994, the closing price of the Company's Common Stock on the NYSE was $6.625.

                    COMPARISON OF CUMULATIVE TOTAL RETURNS*

     The following is a comparison of the cumulative total stockholder return on a $100 investment in the Company's Common Stock with the cumulative total return, including reinvestment of dividends, of a $100 investment in the Standard & Poor's 500 Composite Stock Index and in a peer group index for the period from December 4, 1990 (the day the Common Stock commenced trading). The total return on the Company's Common Stock is measured by dividing the difference between the Common Stock price at the end and the beginning of the measurement period by the Common Stock price at the beginning of the measurement period.

                  INDEXED MONTHLY STOCKHOLDER RETURN ANALYSIS
                    (DECEMBER 4, 1990 TO DECEMBER 31, 1993)


                    Date       Index     Company      Group
                    ----      -------    -------      -----

                   12/4/90     100.00     100.00      100.00
                    5/1/91     118.93     131.25      132.11
                   10/1/91     121.75      93.75      113.26
                    2/1/92     128.96     112.50      120.20
                    7/1/92     134.58      67.50       96.51
                   11/1/92     137.89      63.75       95.05
                    4/1/93     142.64      62.50      118.85
                    8/1/93     151.30      73.75      120.98
                   12/1/93     154.32      77.50      127.66

Base Date: December 4, 1990. The dates indicated on the chart are for ease of reference only.

(1) The peer group index includes the following companies: American Real Estate Partners L.P., The Arlen Corp., Bradley Real Estate Trust SBI, Catellus Development Corporation, EQK Green Acres, L.P., Forest City Enterprises, Inc., First Union Real Estate Equity & Mortgage Investments SBI, Koger Properties, Inc., National Realty, L.P., The Newhall Land and Farming Company, Presidential Realty Corp. and The Rouse Company.

- - ---------------

     * This section of the proxy statement shall not be deemed "filed" with the Securities and Exchange Commission and is not incorporated by reference into any filings of the Company pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

                           THE COMMON STOCK PROPOSAL

BACKGROUND

     The Company entered into a Placement Agreement, dated October 28, 1993 (the "Placement Agreement"), with Morgan Stanley & Co. Incorporated (the "Placement Agent") under which the Company issued 3,000,000 shares of the $3.625 Series B Cumulative Convertible Exchangeable Preferred Stock, par value $.01 per share (the "Series B Preferred Stock") on November 4, 1993 in a private placement. Net proceeds to the Company from the Series B Preferred Stock offering were approximately $143.5 million. The Series B Preferred Stock was sold by the Placement Agent to qualified institutional buyers and other institutional accredited investors. The Series B Preferred Stock is convertible at the option of the holders thereof at any time after 60 days following the date of initial issuance and prior to maturity, at an initial conversion price of $9.80 per share, subject to adjustment from time to time upon the occurrence of certain events. If all of the Series B Preferred Shares were converted, 15,306,000 shares of Common Stock would be issued. It is expected that approximately $123.5 million of the net proceeds from the sale of the Series B Preferred Stock will be used over time to repay certain of the Company's indebtedness scheduled to mature in 1994 and through 1997 and the remainder will be used for general corporate purposes.

     The Series B Preferred Stock is redeemable at any time on or after November 15, 1996 at the option of the Company, in whole or in part, initially at a redemption price of $52.5375 per share, and thereafter at prices declining to $50 per share on or after November 15, 2003, plus dividends accrued and unpaid to the redemption date. Dividends on the Series B Preferred Stock will be cumulative from the date of issuance and are payable quarterly out of funds legally available therefor on February 15, May 15, August 15 and November 15 of each year, commencing February 15, 1994. The cumulative and preferred nature of the Series B Preferred Stock has the general effect of reducing the amount of funds legally available to pay dividends to common stockholders. The Series B Preferred Stock is also exchangeable in whole or in part (but in no more than two parts) at the option of the Company on any dividend payment date beginning November 15, 1995, for the Company's 7 1/4% Convertible Subordinated Debentures due November 15, 2018, (the "Debentures") at the rate of $50 principal amount of Debentures for each share of Series B Preferred Stock. The Debentures will contain conversion and optional redemption provisions substantially identical to those of the Series B Preferred Stock. The liquidation preference of the Series B Preferred Stock is $50 per share.

THE NYSE APPROVAL REQUIREMENT

     The Series B Preferred Stock was issued in accordance with Delaware corporate law and pursuant to the authority conferred upon the Board by the Company's stockholders in the Company's Restated Certificate of Incorporation, as amended (the "Charter"). The Board approved the issuance of the Series B Preferred Stock because the Board believed such issuance would provide the Company with needed additional capital to fund the Company's business strategy at a reasonable cost while minimizing the dilutive effect of the issuance of additional stock on the Company's existing stockholders (as reflected in the premium represented by the conversion price ($9.80 per share) over the closing market price ($7.875 per share) on October 28, 1993, the date of the Placement Agreement).

     It is the policy of the NYSE, on which the Company's outstanding Common Stock is listed for trading, to require stockholder approval of the issuance, other than in a public offering, of common stock or securities convertible into Common Stock if such common stock (including Common Stock issuable upon conversion of such convertible securities) has, or would have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before such issuance. If all of the shares issuable upon conversion of the Series B Preferred Stock were outstanding on October 28, 1993, and if the Series A Preferred Stock had not been converted, such shares would represent approximately 21% of the Common Stock outstanding immediately prior to such issuance. Giving effect to the prior conversion of all of the Series A Preferred Stock, which is convertible at $9.06 per share, the shares issuable upon conversion of the Series B Preferred Stock would represent approximately 17% of the outstanding Common Stock. If all of the Series B Preferred Stock were converted, but none of the Series A, the voting power of the existing holders of the Common Stock would be diluted by approximately 21%.

     The stockholders are being asked to approve the Common Stock Proposal in response to the policy of the NYSE. The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the Common Stock Proposal. If the required affirmative vote by the stockholders is not obtained, the Series B Preferred Stock will remain outstanding in accordance with its terms, including the right to convert the Series B Preferred Stock into Common Stock.

     Because of the importance of maintaining a market for the trading of the Company's Common Stock on the NYSE, the Board recommends that the stockholders vote FOR the Common Stock Proposal. Although BAREIA, which owned approximately 41.1% of the shares entitled to vote as of the record date for the Annual Meeting, has informed the Company that it intends to vote its shares for the Proposal, if the required stockholder approval were not obtained, the NYSE could commence delisting proceedings. In such an event, the Company would seek another exchange or market for the trading of its Common Stock.

CONVERSION RIGHT

     Shares of the Series B Preferred Stock are convertible at any time at the option of the holder thereof into such number of whole shares of Common Stock as is equal to the aggregate liquidation preference of the shares of Series B Preferred Stock surrendered for conversion divided by the conversion price of $9.80 per share of Common Stock, subject to adjustment as described below.

     The initial conversion price of $9.80 per share of Common Stock is subject to adjustment (under formulae set forth in the Certificate of Designation for the Series B Preferred Stock) in certain events, including: (i) the issuance of Common Stock as a dividend or distribution on Common Stock of the Company; (ii) certain subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants to purchase Common Stock; (iv) the distribution to all holders of Common Stock of shares of capital stock of the Company (other than Common Stock) or evidences of indebtedness of the Company or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions in connection with the liquidation, dissolution or winding up of the Company or paid in cash); (v) distributions consisting of cash, excluding
(x) any quarterly cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of Common Stock in any quarter does not exceed the greater of (A) the amount per share of Common Stock of the next preceding quarterly cash dividend on the Common Stock to the extent that such preceding quarterly dividend did not require an adjustment of the conversion price pursuant to this clause (v) (as adjusted to reflect subdivisions or combinations of the Common Stock), and (B) 3.75 percent of the Current Market Price (as defined in the Certificate of Designation) of the Common Stock on the Trading Day (as defined in the Certificate of Designation) immediately prior to the date of declaration of such dividend, and (y) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company; and
(vi) payment in respect of a tender or exchange offer by the Company or any subsidiary of the Company for the Common Stock to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the current market price per share of Common Stock on the trading day next preceding the date on which the Company becomes irrevocably obligated to make such payment.

     To the extent permitted by law, the Company from time to time may reduce the conversion price by any amount for any period of at least 20 days, if the Board has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. In the event of certain extraordinary corporation transactions, a holder may receive significantly different consideration upon conversion.

                         COMPLIANCE WITH SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the

"Commission") and the NYSE. These persons are required by regulation of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the fiscal year ended December 31, 1993, except as described in the next sentence, the Company's officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements. Mr. O'Gara failed to timely file a Form 4 to report the sale of all of his shares of Common Stock.

                              CERTAIN TRANSACTIONS

     Prior to the Distribution, the Company and SFP and its affiliates had from time to time entered into intercompany transactions and agreements incident to their respective businesses. Substantially all such intercompany transactions were terminated in December 1989 upon the sale of Common Stock to BAREIA. The Company entered into several other agreements with SFP or its affiliates described below at the time of the sale of Common Stock to BAREIA. The Company's management believes that such transactions, as well as the other transactions described below, are on terms at least as favorable to the Company as it could obtain from third parties.

TRANSACTIONS WITH SFP AND ITS AFFILIATES

     SFP LEASE. Pursuant to a lease entered into in October 1988, and amended on February 11, 1994, SFP leases approximately 250,000 feet of office space in Chicago from the Company for an annual rental of approximately $6 million. The lease expires in September 1998 but SFP has the right to terminate the lease after April 1, 1995. SFP's rental obligation is reduced to the extent that the space is sublet to third parties.

     PROPERTY MANAGEMENT AGREEMENT. In November 1989, the Company entered into a Management Agreement with ATSF pursuant to which the Company agreed to act as exclusive management and selling agent for ATSF's non-operating railroad property located in Arizona, California, Colorado, Illinois, Iowa, Kansas, Louisiana, Missouri, Nebraska, New Mexico, Oklahoma and Texas. The Management Agreement, which was amended and restated in December 1990, continues in effect until December 31, 1994, subject to termination upon 180 days' notice. ATSF has agreed to pay certain management fees and sales commissions to the Company with respect to the managed properties and fees for consulting services. The Company earned $4.8 million in 1993 for fees and commissions under the Management Agreement.

     EXPLORATION AGREEMENT WITH SANTA FE PACIFIC MINERALS CORPORATION. The Company entered into an Exploration Agreement and Option to Lease (the "Exploration Agreement") with Santa Fe Pacific Minerals Corporation ("SFP Minerals"), a wholly-owned subsidiary of SFP, pursuant to which the Company granted to SFP Minerals the exclusive use of any and all rights the Company may have to conduct all activities relating to the discovery and evaluation of minerals on the Company's mountain and desert property in Utah and Nevada and certain desert property in California (the "Subject Lands"). The Company has the right to terminate the Exploration Agreement as to any Subject Lands at the time it sells or exchanges such land, subject to SFP Minerals' right of first refusal to purchase any Subject Lands on the same terms and conditions as are contained in a third party offer. SFP Minerals is obligated to spend one dollar per acre per year on exploration activities on the Subject Lands. The Company also granted to SFP Minerals an exclusive continuing option to acquire mining leases as to all or any portions of the Subject Lands. These leases can be acquired on SFP Minerals' own behalf or on behalf of an unaffiliated third party, provided that SFP Minerals remains fully liable to the Company for all obligations under the leases. The Exploration Agreement continues through December 31, 2014. No payments were made to the Company by SFP Minerals under the Exploration Agreement in 1993.

TRANSACTION WITH AFFILIATE OF BAREIA

     In 1989, the Company entered into a joint venture with an affiliate of the general partner of BAREIA to own, develop and operate a 387-unit apartment complex in San Diego, California. Prior to the formation of the joint venture, the Company sold a 50% undivided interest in a parcel of land to the affiliate. Both parties subsequently contributed their respective 50% interests in this parcel of land to the joint venture for 50% equity interests in the joint venture. An affiliate of the general partner has been hired to perform leasing and property management services for the apartment complex. The total paid for leasing and property management services for 1993 was $61,000 and $134,000, respectively.

     In addition, an affiliate of the general partner of BAREIA functioned as a broker to place the Company's property and earthquake insurance for 1993 and was paid commissions of approximately $89,000 in 1993 for its services.

                        FINANCIAL AND OTHER INFORMATION

     The Company's Annual Report for the fiscal year ended December 31, 1993, including financial statements, is being sent to stockholders of record as of the close of business on April 29, 1994 together with this Proxy Statement. The Company will furnish, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1993 as filed with the Commission to any stockholder who submits a written request to the Vice President Corporate Communications, at the Company's offices, 201 Mission Street, San Francisco, California 94105.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Price Waterhouse, the Company's independent public accountants, has examined the Company's financial statements for the fiscal year ended December 31, 1993. The Company expects representatives of Price Waterhouse to be present at the Annual Meeting and to be available to respond to appropriate questions from stockholders. The Price Waterhouse representatives will be given an opportunity to make a statement if they desire.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 1995 Annual Meeting of Stockholders must be received by the Company at its principal executive offices not later than January 2, 1995 for inclusion in the Company's proxy statement and form of proxy relating to the meeting.

                                 OTHER MATTERS

     The Board of Directors knows of no matters to be presented for action by the stockholders at the Annual Meeting other than those described in this Proxy Statement. Unless otherwise indicated, if any other matter is properly brought before the meeting and may be properly acted upon, the persons named in the accompanying form of proxy will be authorized by such proxy to vote the proxies thereon in accordance with their best judgment.

                        CATELLUS DEVELOPMENT CORPORATION

                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

     The undersigned hereby appoints Vernon B. Schwartz and Maureen Sullivan or either of them, with full power of substitution, as proxies to vote at the Annual Meeting of Stockholders of Catellus Development Corporation (the "Company") to be held on June 23, 1994 at 10:00 a.m., local time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed below, and in their discretion upon such other matters as may come before the meeting.

                         (To be Signed on Reverse Side)

                                                                See Reverse
                                                                   Side

  Please mark your
X votes as in this                                                          9350
  example

    The shares represented hereby will be voted in accordance with the directions given by the shareholder. If not otherwise directed, the shares represented by the proxy will be voted FOR the matters described below.

1.  Election of Directors  FOR / /      WITHHOLD / /

Nominees:

 Joseph F. Alibrandi, Darla Totusek Flanagan, Gary M. Goodman, Robert D. Krebs,
  Judd D. Malkin, Vernon B. Schwartz, Joseph R. Seiger, Jacqueline R. Slater,
               Thomas M. Steinberg, Tom C. Stickel, John E. Zuccotti.

For, except vote withheld from the following nominee(s):

- - --------------------------------------------------------------------------------

2. Approval and adoption of an amendment to the Catellus Development Corporation (the "Company") Amended and Restated Executive Stock Option Plan. The Board of Directors recommends a vote FOR the amendment.

                   FOR / /      AGAINST / /      ABSTAIN / /

3. Approval and adoption of an amendment for issuance of Common Stock upon conversion of the Company's $3.625 Series B Cumulative Convertible Exchangeable Preferred Stock. The Board of Directors recommends a vote FOR the amendment.
                   FOR / /      AGAINST / /      ABSTAIN / /

                                           The undersigned hereby acknowledges
                                         receipt of the accompanying Notice of
                                         Meeting and Proxy Statement and hereby
                                         revokes any proxy or proxies heretofore
                                         given.

                                         Please sign exactly as name(s) appear
                                         hereon. Joint owners should each sign.
                                         When signing as attorney, executor,
                                         administrator, trustee or guardian,
                                         please give full title as such.

                                         ---------------------------------------

                                         ---------------------------------------
                                           SIGNATURE(S)                  DATE